                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                 Registration No.: 333-132746-01

The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-132746) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
(collect) 212-816-1299 or by emailing elsie.mao@citigroup.com.

Information in this material regarding any assets backing any securities discussed or referred to herein supersedes all prior information regarding such assets that is inconsistent with the information in this material. Citigroup
Global Markets Inc., PNC Capital Markets LLC and Barclays Capital Inc.
(collectively, the "Underwriters") and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities discussed or referred to herein or derivatives thereof (including options).

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text of, at the bottom of, or attached to, an email communication to which this
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to these materials and should be disregarded:

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after the date of the contract for sale.

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Monday morning is fine. I also wanted to let you know that two multifamily assets are being removed from the transaction: Regency Towers and Equinox on the
Park. We are also adding one mobile home park. Information is as follows:

Loan: Village Green MHP
Address: 1700 Robbins Road, Grand Haven, MI, 49417
County: Ottawa
Property Type: Manufactured Housing
Sub Property Type: Manufactured Housing
Units: 384
Current Loan Balance: 6,000,000.00
Current LTV: 59.4059%
IO Period: 36
Original Loan Term: 120
Original Amortization Term: 300
Loan Type: Partial IO/Balloon
UW NCF DSCR: 1.53